The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated February 26, 2025

PROSPECTUS Dated April 12, 2024	Pricing Supplement No. 6,824 to
PROSPECTUS SUPPLEMENT Dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01
Dated February , 2025
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Market Linked Notes due March 5, 2030
Based on the Performance of an Equally Weighted Basket of Ten Stocks

Fully and Unconditionally Guaranteed by Morgan Stanley

The Market Linked Notes due March 5, 2030 Based on the Performance of a Basket of Ten Stocks, which we refer to as the notes, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the notes do not pay interest. Instead, at maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash equal to the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based upon the performance, as determined on the determination date, of an equally weighted basket composed of the 10 basket stocks. The basket is composed of the common stocks of the following issuers: American Electric Power Company Inc., Berkshire Hathaway Inc., PepsiCo, Inc., Johnson & Johnson, Duke Energy Corp., The Southern Company, Chevron Corporation, Realty Income Corp., Exxon Mobil Corporation and Visa Inc. (collectively, the “basket”). We refer to the common stocks of these issuers each individually as a “basket stock” and collectively as the “basket stocks.” These long-dated notes are for investors who are concerned about principal risk but seek a return based on a basket of stocks and who are willing to forgo current income in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any, based on the basket closing value on the determination date. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•The stated principal amount of each note is $1,000.

•We will not pay interest on the notes.

•At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive $1,000 plus a supplemental redemption amount if any. In no event will the payment due at maturity be less than $1,000 per note.

•The supplemental redemption amount will equal (i) $1,000 times (ii) the basket percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 per note.

•The participation rate will equal 100%.

•The basket percent change will equal (basket closing value – initial basket value) / initial basket value.

•The basket is equally weighted and the initial basket value will equal 100, which is equal to the sum of the products of (i) the closing price of one share of each basket stock on the day we price the notes for initial sale to the public (which we refer to as the pricing date), which we refer to as the applicable initial share price, and (ii) the multiplier for such basket stock on the pricing date, subject to postponement due to non-trading days and market disruption events.

•The basket closing value will equal, on any day, the sum of the products of (i) the closing price of one share of each basket stock on such day times the adjustment factor for such basket stock on such day and (ii) the multiplier for such basket stock on such day, each as of February 28, 2030, which we refer to as the determination date.

•The adjustment factor for each basket stock will initially be set at 1.0 and may be adjusted for certain corporate events relating to that basket stock.

•The multiplier for each basket stock will be set on the pricing date based on each basket stock’s closing price on such date so that each basket component will represent its applicable basket stock weighting in the predetermined initial basket value. Each multiplier will remain constant for the terms of the notes.

•Investing in the notes is not equivalent to investing in the basket or the basket stocks.

•The issuers of the basket stocks are not involved in this offering of notes in any way and will have no obligation of any kind with respect to the notes.

•The notes will not be listed on any securities exchange.

•The estimated value of the notes on the pricing date is approximately $941.70 per note, or within $40.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

•The CUSIP number for the notes is 61778CRF4 and the ISIN for the notes is US61778CRF40.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms”and “Additional Information about the Notes.”

The notes are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER NOTE

	Price to Public	Agent’s Commissions	Proceeds to Us(3)
Per Note	$1,000	$25.50(1)
		$2(2)	$972.50
Total	$	$	$

(1) Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a sales commission of up to $25.50 for each note they sell. See “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2) Reflects a structuring fee payable to selected dealers by the agent or its affiliates of $2 for each note.

(3) See “Additional Information About the Notes—Use of Proceeds and Hedging” beginning on PS-27.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive an amount in cash equal to the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the performance of the basket, as measured on the determination date. In no event will the payment due at maturity be less than the stated principal amount of $1,000 per note. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Each note costs $1,000	We are offering the Market Linked Notes due March 5, 2030 Based on the Performance of a Basket of Ten Stocks (the “notes”). The stated principal amount and original issue price of each note is $1,000.

We refer to the common stocks of the following ten companies collectively as the “basket stocks” and each separately as a “basket stock”: American Electric Power Company Inc., Berkshire Hathaway Inc., PepsiCo, Inc., Johnson & Johnson, Duke Energy Corp., The Southern Company, Chevron Corporation, Realty Income Corp., Exxon Mobil Corporation and Visa Inc.

The original issue price of each note includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $941.70, or within $40.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the basket stocks. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket stocks, instruments based on the basket stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the basket stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

The notes do not pay interest

Unlike ordinary debt securities, the notes do not provide for the regular payment of interest. Instead, at maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash based upon the performance, as determined on the determination date, of an equally weighted basket composed of the 10 basket stocks. See “Hypothetical Payouts on the Notes” on PS-8.

Payment at maturity based on the performance of the basket	At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive an in cash amount equal to:
$1,000 + supplemental redemption amount, if any.
where,
supplemental redemption amount = $1,000 × basket percent change × participation rate
and

initial basket value = 100, which will be equal to the sum of the products of (i) the initial share price of each basket stock on the pricing date and (ii) the multiplier for such basket stock on the pricing date, subject to postponement due to non-trading days or market disruption events, and basket closing value = on any day, the sum of the products of (i) the closing price of one share of each basket stock on such day times the adjustment factor for such basket stock on such day and (ii) the multiplier for such basket stock on such day, as determined by the calculation agent, and multiplier = the fractional value assigned to each basket stock so that each basket stock will represent its applicable weighting in the predetermined initial basket value. Each multiplier will remain constant for the term of the notes, and initial share price = for each basket stock, the closing price of such basket stock on the pricing date, and participation rate = 100%

All payments on the notes are subject to our credit risk.

For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Additional Information About the Notes—Historical Information” as well as Annex A to this pricing supplement. You can review the graphs for each of the basket stocks from January 1, 2020 through February 25, 2025 and historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2022 through February 25, 2025 in Annex A, and a graph showing historical values for a basket composed of the basket stocks in the period from January 1, 2020 through February 25, 2025 in the section of this pricing supplement entitled “Additional Information About the Notes—Historical Graph.”   You cannot predict the future performance of the basket stocks or of the basket as a whole, or whether an increase in the value of one or more basket stocks will be offset by a decrease in the value of the other basket stock(s), based on their historical performance. Investing in the notes is not equivalent to investing in the basket or any of the basket stocks.
Basket stocks

The basket is composed of the common stock of ten companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each basket stock, the exchange on which each basket stock is listed and the weighting of each basket stock. The initial share price and the multiplier for each basket stock will be determined on the pricing date and will be set forth in the final pricing supplement.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Basket Stock Weighting	Initial Share Price**	Multiplier**
American Electric Power Company Inc.	AEP	Nasdaq	10%
Berkshire Hathaway Inc.	BRK.B	NYSE	10%
PepsiCo, Inc.	PEP	Nasdaq	10%
Johnson & Johnson	JNJ	NYSE	10%
Duke Energy Corp.	DUK	NYSE	10%
The Southern Company	SO	NYSE	10%
Chevron Corporation	CVX	NYSE	10%
Realty Income Corp.	O	NYSE	10%
Exxon Mobil Corporation	XOM	NYSE	10%
Visa Inc.	V	NYSE	10%

*Bloomberg ticker symbols are being provided for reference purposes only. With respect to each basket stock, the initial share price will be determined as set forth under “Terms—Initial Share Price” in this pricing supplement.

**With respect to each basket stock, the initial share price and the multiplier will be determined on the pricing date and will be set forth in the final pricing supplement.

For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Additional Information About the Notes—Basket Stocks, Public Information and Historical Information” as well as Annex A to this pricing supplement. You can review the historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2022 through February 25, 2025 in Annex A. The historical performance of the ten basket stocks cannot be taken as an indication of future performance of the basket stocks.  You cannot predict the future performance of any basket stock, or whether increases in the value of any of the basket stocks will be offset by decreases in the value of other basket stocks, based on the historical information included in this pricing supplement.

Because the performance of the basket stocks may not be highly correlated, a negative or lesser positive performance by one or more of the basket stocks could wholly or partially offset any positive performance by the other basket stock(s).

The closing prices of the basket stocks may come to be based on the value of the stock of companies other than the issuers of the basket stocks

Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the stock of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to the other, unaffected basket stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other reference stocks in the section of this pricing supplement called “Terms—Antidilution Adjustments.” You should read that section in order to understand these and other adjustments that may be made to your notes.

The adjustment factors may be changed

During the term of the notes, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factors, each initially set at 1.0, to reflect the occurrence of certain corporate events relating to the underlying basket stocks. You should read about these adjustments in the sections of this pricing supplement called “Risk Factors— The adjustments to the adjustment factors the calculation agent is required to make do not cover every corporate event that can affect the basket stocks,” “Terms—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder rights

Investing in the notes is not equivalent to investing in the basket stocks. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the basket stocks. In addition, you do not have the right to exchange your notes for the basket stocks at any time. As a result, any return on the notes will not reflect the return you would realize if you actually owned shares of the basket stocks and received the dividends paid or distributions made on them.

MS & Co. will be the calculation agent

We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial share price for each basket stock, the multiplier for each basket stock, the basket closing values, the basket closing value, the basket percent change, the adjustments to be made, if any, to the adjustment factors to reflect certain corporate and other events affecting the basket stocks, and whether a market disruption event has occurred, and will calculate the amount of cash you will receive at maturity.

MS & Co. will be the agent; conflicts of interest

The agent for the offering of notes, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Additional Information About the Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-28.

You may revoke your offer to purchase the notes prior to our acceptance

We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

No affiliation with the issuers of the basket stocks

The issuers of the baskets stocks are not affiliates of ours and are not involved with this offering in any way. The obligations represented by the notes are obligations of ours and not of the issuers of the basket stocks.

Where you can find more information on the notes

The notes are senior unsecured notes issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2023 and prospectus dated April 12, 2024. When you read the accompanying prospectus supplement, please note that all references in such supplement to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Basket of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Terms.” You should also read about the material risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the notes may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Notes—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

HYPOTHETICAL PAYOUTS ON THE NOTES

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any. The supplemental redemption amount will be based on the basket closing values on the determination date and will be calculated as follows:

(i) $1,000 times (ii) the basket percent change times (iii) the participation rate of 100%.

In no event will the supplemental redemption amount be less than zero.

The table below illustrates the payment at maturity for each note for a hypothetical range of basket percent changes and does not cover the complete range of possible payouts at maturity.

All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Basket Percent Change	Final Basket Closing Value	Stated Principal Amount	Participation Rate	Supplemental Redemption Amount	Payment at Maturity	Return on $1,000 Note
100.00%	200	$1,000	100%	$1,000.00	$2,000.00	100.00%
90.00%	190	$1,000	100%	$900.00	$1,900.00	90.00%
80.00%	180	$1,000	100%	$800.00	$1,800.00	80.00%
70.00%	170	$1,000	100%	$700.00	$1,700.00	70.00%
60.00%	160	$1,000	100%	$600.00	$1,600.00	60.00%
50.00%	150	$1,000	100%	$500.00	$1,500.00	50.00%
40.00%	140	$1,000	100%	$400.00	$1,400.00	40.00%
30.00%	130	$1,000	100%	$300.00	$1,300.00	30.00%
20.00%	120	$1,000	100%	$200.00	$1,200.00	20.00%
10.00%	110	$1,000	100%	$100.00	$1,100.00	10.00%
5.00%	105	$1,000	100%	$50.00	$1,050.00	5.00%
0%	100	$1,000	N/A	$0	$1,000	0%
–10%	90	$1,000	N/A	$0	$1,000	0%
–20%	80	$1,000	N/A	$0	$1,000	0%
–30%	70	$1,000	N/A	$0	$1,000	0%
–40%	60	$1,000	N/A	$0	$1,000	0%
–50%	50	$1,000	N/A	$0	$1,000	0%
–60%	40	$1,000	N/A	$0	$1,000	0%
–70%	30	$1,000	N/A	$0	$1,000	0%
–80%	20	$1,000	N/A	$0	$1,000	0%
–90%	10	$1,000	N/A	$0	$1,000	0%
–100%	0	$1,000	N/A	$0	$1,000	0%

The basket closing value is the sum of the products of the closing value of each basket component and the multiplier for such basket component on the determination date over the term of the notes.

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the notes do not provide for the regular payment of interest. Instead, at maturity, the notes will pay an amount equal to the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based upon the performance, as determined on the determination date, of an equally-weighted basket composed of the 10 basket stocks. This section describes the most significant risks relating to the notes. For further discussion of risk factors, please see the accompanying prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

Risks Relating to an Investment in the Notes

The notes do not pay interest and may not pay more than the stated principal amount at maturity

The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes. If the basket percent change, as calculated on the determination date, is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if the basket does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based upon the performance of the equally weighted basket composed of the 10 basket stocks.

The notes will not be listed and secondary trading may be limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The market price of the notes may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

●the market price and relative performance of each of the basket stocks at any time;

●the volatility (frequency and magnitude of changes in price) and dividend yield, if any, of each of the basket stocks;
●interest and yield rates in the market;
●geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket stocks or stock markets generally and which may affect the basket closing value;

●the time remaining until the notes mature;
●the occurrence of certain events affecting a particular basket stock that may or may not require an adjustment to its adjustment factor, or adjustments to the basket; and
●any actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the closing prices of the basket stocks at the time of sale are at or below their closing prices on the pricing date, or if market interest rates rise. You cannot predict the future performance of any of the basket stocks based on their historical performance. There can be no assurance that the basket closing value will be higher than the initial basket value such that you will receive at maturity an amount in excess of the $1,000 stated principal amount of the notes.

The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes

You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore, you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

The amount payable on the notes is not linked to the basket closing value at any time other than the determination date

The final basket value will be determined on the determination date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the basket appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop. Although the actual value of the basket on the stated maturity date or at other times during the term of the notes may be higher than the final basket value, the payment at maturity will be based solely on the value of the basket on the determination date.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The rate we are willing to pay for securities of this type, maturity and

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the basket stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

Changes in the value of one or more of the basket stocks may offset each other

Price movements in the basket stocks may not correlate with each other. At a time when the price of one or more basket stocks increases, the price of the other basket stock(s) may not increase as much, or may even decline in value. Therefore, in calculating the basket closing value on the determination date, an increase in the price of one or more basket stocks may be moderated, or wholly offset, by a lesser increase or decline in the prices of the other basket stock(s). For further information on each of the basket stocks, please see the section of this pricing supplement entitled “Additional Information About the Notes—Historical Information” as well as Annex A to this pricing supplement. You can review the graphs for each of the basket stocks from January 1, 2020 through February 25, 2025 and historical closing prices for each of the basket stocks for each calendar quarter in the period from January 1, 2022 through February 25, 2025 in Annex A, and a graph showing historical values for a basket composed of the basket stocks in the period from January 1, 2020 through February 25, 2025 in the section of this pricing supplement entitled “Additional Information About the Notes —Basket Historical Graph.” You cannot predict the future performance of any basket stock, or of the basket as a whole, or whether an increase in the value of one or more basket stocks will be offset by a decrease in the value of the other basket stock(s), based on the historical information included in this pricing supplement.

In addition, there can be no assurance that the basket closing value will be higher than the initial basket value such that you will receive at maturity an amount in excess of the $1,000 stated principal amount of the notes.

You have no shareholder rights

Investing in the notes is not equivalent to investing in the basket stocks. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to any basket stock.

The closing prices of the basket stocks may come to be based on the value of the common stock or shares, as applicable, of companies other than the issuers of the basket stocks

Following certain corporate events relating to a basket stock, such as a stock-for-stock merger where the basket stock is not the surviving entity, you will receive at maturity an amount based on the closing price of the common stock or shares, as applicable, of a successor corporation to the issuer of the basket stock. Following certain other corporate events relating to a basket stock, such as a merger event where holders of the basket stock would receive all or a substantial portion of their consideration in cash or a significant cash dividend or distribution of property with respect to such basket stock, the value of such cash consideration will be reallocated to the other, unaffected basket stock. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting those other stocks in the section of this pricing supplement called “Terms—Antidilution Adjustments.” You should read this section in order to understand these and other adjustments that may be made to your notes.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes

As calculation agent, MS & Co. will determine the initial share price and multiplier for each basket stock, will calculate the basket closing values and the basket closing value and will determine what adjustments should be made, if any, to the adjustment factor for a basket stock to reflect certain corporate and other events, whether a market disruption event has occurred and the payment to you at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the calculation of the basket closing value (and of any adjustments to the adjustment factors). These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Terms—Initial Basket Value,” “—Basket Closing Value,” “—Determination Date,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “—Antidilution Adjustments” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes, including trading in the basket stocks and in options contracts on the basket stocks, as well as in other instruments related to the basket stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our other affiliates also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial share prices of the basket stocks and, therefore, could increase the prices at or above which the basket stocks must close on the determination date before an investor would receive a payment at maturity that exceeds the stated principal amount. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the value of the basket stocks and, accordingly, the amount of cash an investor will receive at maturity.

Risks Relating to the Basket Stocks

We are not affiliated with the issuers of the basket stocks

We are not affiliated with any of the issuers of the basket stocks and the issuers of the basket stocks are not involved with this offering in any way. Consequently, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the adjustment factors of the basket stocks. The issuers of the basket stocks have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the basket stocks.

We may engage in business with or involving one or more of the issuers of the basket stocks without regard to your interests

We or our affiliates may presently or from time to time engage in business with one or more of the issuers of the basket stocks without regard to your interests, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries, or providing advisory services to one or more of the issuers of the basket stocks, such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. These research reports may or may not recommend that investors buy or hold the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. Furthermore, the composition of the basket will not be affected by any change that we or our affiliates may make in our recommendations or decisions to begin or discontinue coverage of any of the issuers of the basket stocks in our research reports.

The adjustments to the adjustment factors the calculation agent is required to make do not cover every corporate event that can affect the basket stocks

MS & Co., as calculation agent, will adjust the adjustment factor for a basket stock for certain corporate events affecting the basket stock, such as stock splits, stock dividends and extraordinary dividends, and certain other corporate actions involving the issuer of the basket stock, such as mergers. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender or partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust an adjustment factor, such as a regular cash dividend, the market price of the notes and your return on the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the notes. For example, if the record date for a regular cash dividend were to occur on or shortly before the determination date, this may decrease the basket closing value to be less than the initial basket value, materially and adversely affecting your return.

TERMS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus. The term “Note” refers to each $1,000 stated principal amount of our Market Linked Notes due March 5, 2030 Based on the Performance of a Basket of Ten Stocks. In this pricing supplement we refer to each stock composing the basket of ten stocks individually as a “Basket Stock” and collectively as the “Basket Stocks.”

Aggregate Principal Amount  $

Original Issue Date (Settlement Date)  March 5, 2025

Pricing Date  February 28, 2025

Maturity Date  March 5, 2030, subject to extension as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the Determination Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Determination Date as postponed. See “—Determination Date” below.

Stated Principal Amount  $1,000 per Note

Issue Price  $1,000 per Note

Denominations  $1,000 and integral multiples thereof

CUSIP Number  61778CRF4

ISIN  US61778CRF40

Interest  None

Minimum Purchase  $1,000 / 1 Note

Specified Currency  U.S. dollars

Payment at Maturity  At maturity, we will pay with respect to each $1,000 Stated Principal Amount of Notes an amount in cash equal to:

$1,000 + Supplemental Redemption Amount, if any.

In no event will the Payment at Maturity be less than $1,000 per Note.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as “DTC,” of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book Entry Note or Certificated Note”

below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Basket  The Basket is composed of the common stocks of ten issuers, as listed under “—Basket Stocks” below.

Basket Stocks  The Basket is composed of the common stocks of ten companies, as listed in the table below. The table sets forth the Bloomberg ticker symbol for each Basket Stock, the exchange on which each Basket Stock is listed, the weighting of each Basket Stock, the Initial Share Price for each Basket Stock and the Multiplier for such Basket Stock, as determined on the Pricing Date.

Issuer of Basket Stock	Bloomberg Ticker Symbol*	Exchange	Basket Stock Weighting	Initial Share Price**	Multiplier**
American Electric Power Company Inc.	AEP	Nasdaq	10%
Berkshire Hathaway Inc.	BRK.B	NYSE	10%
PepsiCo, Inc.	PEP	Nasdaq	10%
Johnson & Johnson	JNJ	NYSE	10%
Duke Energy Corp.	DUK	NYSE	10%
The Southern Company	SO	NYSE	10%
Chevron Corporation	CVX	NYSE	10%
Realty Income Corp.	O	NYSE	10%
Exxon Mobil Corporation	XOM	NYSE	10%
Visa Inc.	V	NYSE	10%

*Bloomberg Ticker Symbols are being provided for reference purposes only. With respect to each Basket Stock, the Initial Share Price will be determined as set forth under “Terms—Initial Share Price” in this pricing supplement.

**With respect to each Basket Stock, the Initial Share Price and the Multiplier will be determined on the Pricing Date and will be set forth in the final pricing supplement.

Supplemental Redemption Amount  (i) $1,000 times (ii) the Basket Percent Change times (iii) the Participation Rate, provided the Supplemental Redemption Amount will not be less than $0.

Participation Rate  100%

Basket Percent Change  A fraction, the numerator of which is the Basket Closing Value minus the Initial Basket Value and the denominator of which is the Initial Basket Value.

Initial Basket Value  100, which will be equal to the sum of the products of (i) the Closing Price of each Basket Stock on the Pricing Date and (ii) the Multiplier for such Basket Stock on such date, as determined by the Calculation Agent.

Basket Closing Value  On the Determination Date, the sum of the products of (i) the Closing Price of each Basket Stock on such date times the Adjustment Factor for such Basket Stock on such date and (ii) the Multiplier for such Basket Stock on such date, as determined by the Calculation Agent.

Initial Share Price  For each Basket Stock, the Closing Price for such Basket Stock on the Pricing Date.

Determination Date  February 28, 2030

If a Market Disruption Event with respect to any Basket Stock occurs on the scheduled Determination Date, or if the Determination Date is not a Trading Day with respect to any Basket Stock, the Basket Closing Value will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Basket Closing Value will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Determination Date and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Basket Closing Value as the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stocks for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Basket Closing Value on such date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith), taking into account any information that it deems relevant.

Multiplier  The fractional value assigned to each Basket Stock as set forth under “—Basket Stocks – Multiplier” above so that each Basket Stock will represent its applicable Basket Weighting in the predetermined Initial Basket Value. Each Multiplier will remain constant for the term of the Notes.

Closing Price  Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of a Basket Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

(i) if such Basket Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “NASDAQ”)), the last reported sale price, regular way, of the principal trading session on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Basket Stock (or any such other security) is listed,

(ii) if such Basket Stock (or any such other security) is a security of the Nasdaq, the official closing price published by the Nasdaq on such day, or

(iii) if such Basket Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin

Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If such Basket Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, is not available pursuant to the preceding sentence, then the Closing Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to a Basket Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Basket Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price for such Basket Stock will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Antidilution Adjustments” below.

Adjustment Factor   The Adjustment Factor for each Basket Stock will initially be set at 1.0 on the Pricing Date and will be adjusted for certain corporate events relating to that Basket Stock. See “—Antidilution Adjustments” below.

Trading Day  With respect to any Basket Stock, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange (“NYSE”), the Nasdaq, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Senior Note or Subordinated Note  Senior

Trustee  The Bank of New York Mellon

Agent  MS & Co.

Calculation Agent  MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Basket Closing Value, what adjustments should be made, if any, to the Adjustment Factor with respect to a Basket Stock or whether a Market Disruption Event has occurred. See “—Alternate Exchange Calculation in Case of an Event of Default “— Market Disruption Event,” “—Determination Date” and “—Antidilution Adjustments” below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event  “Market Disruption Event” means, with respect to any Basket Stock:

(i) the occurrence or existence of any of:

(a)a suspension, absence or material limitation of trading of such Basket Stock, as applicable, on the primary market for such Basket Stock , for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b)a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock, as a result of which the reported trading prices for such Basket Stock, during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c)the suspension, absence or material limitation of trading on the primary market for trading futures or in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stock with respect to the Notes.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading relevant futures or in the options contract on any Basket Stock will not constitute a Market Disruption Event, (3) a suspension of trading in options contracts on any Basket Stock, by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock, and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock, are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation

in Case of an Event of Default  If an Event of Default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

•the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Notes, which we describe below, the holders of the Notes and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Notes is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•no quotation of the kind referred to above is obtained, or

•every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Determination Date, then the Acceleration Amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Antidilution Adjustments  The Adjustment Factor with respect to a Basket Stock will be adjusted as follows:

1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock, or (ii) to a distribution of such Basket Stock, as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has become effective and such Basket Stock is trading ex-dividend, the Adjustment Factor for such Basket Stock will be adjusted so that the new Adjustment Factor for such Basket Stock will equal the prior Adjustment Factor for such Basket Stock plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Adjustment Factor for such Basket Stock;.

3. If the issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Closing Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Adjustment Factor for such Basket Stock will be adjusted to equal the product of the prior Adjustment Factor for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to an Adjustment Factor to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of the paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to any Basket Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Closing Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Basket Stock on the primary U.S. organized securities exchange on which such Basket Stock is traded or trading system no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to any Basket Stock, the Adjustment Factor with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then-current Adjustment Factor and (ii) a fraction, the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for any Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component of an Extraordinary Dividend will be determined on the ex-dividend date for such distribution by the Calculation Agent, whose determination will be conclusive in the absence of manifest error. A distribution on any Basket Stock described in clause (i), (iv) or (v) of the first sentence of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of the first sentence of paragraph 5, as applicable.

5. If, with respect to the Basket Stocks, (i) there occurs any reclassification or change of the Basket Stocks, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (a “Successor Corporation”) has been subject to any merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the issuer of the Basket Stocks or any Successor Corporation with another corporation (other than pursuant to clause (ii) above), (iv) the issuer of a Basket Stock is liquidated, (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of such Basket Stock (any such event in clauses (i) through (vi), a “Reorganization Event ”), the method of determining the Payment at Maturity for each Stated Principal Amount shall be determined in accordance with “—Payment at Maturity” above, except that all references to the “Final Share Price” therein for the applicable Basket Stock shall be deemed to refer to the “Final Exchange Property Value.

“Final Exchange Property Value” means the Exchange Property Value on the Determination Date.

“Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such cash received for one share of such Basket Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of such Basket Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of such Basket Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

“Exchange Property” means securities, cash or any other assets distributed to holders of such Basket Stock in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of such Basket Stock, (B) in the case of a Spin-Off Event, the share of such Basket Stock with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where such Basket Stock continues to be held by the holders receiving such distribution, such Basket Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references herein to the applicable “Basket Stock” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the applicable Basket Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to an Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factors shall be made up to the close of business on the Determination Date.

No adjustments to an Adjustment Factor or method of calculating an Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the closing prices of the Basket Stocks, including, without limitation, a partial tender or exchange offer for such Basket Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to an Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to an Adjustment Factor, or to the method of calculating the amount payable at maturity of the Notes made pursuant to paragraph 5 above, upon written request by any investor in the Notes.

ADDITIONAL INFORMATION ABOUT THE NOTES

Book Entry Note or Certificated Note  Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Basket Stocks; Public Information  For further information on each of the Basket Stocks, please see Annex A. The Basket Stocks are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth in Annex A. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described above. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the

Closing Prices of the Basket Stocks have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the value received at maturity with respect to the Notes and therefore the value of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

We and/or our affiliates may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to the issuers of the Basket Stocks, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the issuers of the Basket Stocks, and these reports may or may not recommend that investors buy or hold the Basket Stocks. The statements in the preceding two sentences are not intended to affect the rights of investors in the Notes under the securities laws. As a prospective purchaser of the Notes, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment linked to the Basket Stocks.

Historical Information  For further information on each of the Basket Stocks, please see Annex A to this Pricing Supplement, which shows historical Closing Prices for each of the Basket Stocks for each calendar quarter in the period from January 1, 2022 through February 25, 2025. We obtained the information in the tables included in Annex A from Bloomberg Financial Markets without independent verification.

The Closing Prices of each of the Basket Stocks on February 25, 2025 were as follows:

Basket Stock	Closing Price on February 25, 2025 (in U.S. Dollars)
American Electric Power Company Inc.	$107.64
Berkshire Hathaway Inc.	$499.82
PepsiCo, Inc.	$156.42
Johnson & Johnson	$166.09
Duke Energy Corp.	$117.29
The Southern Company	$89.85
Chevron Corporation	$156.42
Realty Income Corp.	$56.24
Exxon Mobil Corporation	$109.73
Visa Inc.	$352.09

Basket Historical Graph  The graph below illustrates the performance of the Basket from January 1, 2020 through February 25, 2025, assuming the Basket Stocks are weighted as set forth herein and that the value of the Basket on January 1, 2020 was 100. The graph is based on information from Bloomberg, and illustrates the actual aggregate performance of the Basket Stocks and the effect of the offset and/or correlation among the Basket Stocks during the same period. You cannot predict the future performance of any of the Basket Stocks or of the Basket as a whole, or whether an increase in the price of any of the Basket Stocks will be offset by a decrease in the price of any of the other Basket Stocks, based on their historical performance. Past performance of the Basket is not indicative of the future performance of the Basket.

Historical Basket Performance January 1, 2020 to February 25, 2025

Use of Proceeds and Hedging  The proceeds from the sale of the Notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Note issued, because, when we enter into hedging transactions in order to meet our obligations under the Notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Notes borne by you and described beginning on page PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Notes. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Notes by taking positions in the Basket Stocks, in futures and/or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Share Prices of the Basket Stocks, and, therefore, could increase the prices at or above which the Basket Stocks must close on the Determination Date before you would receive a Payment at Maturity that exceeds the Stated Principal Amount. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Notes, including on the Determination Date, by purchasing and selling Basket Stocks, futures or options contracts on the Basket Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Basket Stocks and, therefore, adversely affect the value of the Notes or the Payment at Maturity.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest  Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a sales commission of up to $25.50 for each note they sell. In addition, selected dealers will receive a structuring fee of $2 for each note from the agent or its affiliates.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes. When MS & Co. prices this offering of Notes, it will determine the economic terms of the Notes such that for each Note the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market after the offering. A naked short position in the Notes is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market prices or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Notes. See “—Use of Proceeds and Hedging” above.

United States Federal Taxation  In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying product supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying product supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying product supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Annex A

Price and Historical Information Available for Basket Stocks

The following graphs set forth the daily Closing Prices for each Basket Stock for the period from January 1, 2020 through February 25, 2025. The related tables set forth the published high and low Closing Prices, as well as dividends on, each of the Basket Stocks for each quarter from January 1, 2022 through February 25, 2025. We obtained the information in the graphs and tables below from Bloomberg Financial Markets, without independent verification.

The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the Closing Prices of the Basket Stocks on the Determination Date. The Basket Percent Change may be less than or equal to 0% so that you will receive only the Stated Principal Amount at Maturity. We cannot give you any assurance that the Basket Percent Change will be greater than 0% so that at maturity you will receive a payment in excess of the Stated Principal Amount.

American Electric Power Company Inc. is an American domestic electric utility company in the U.S. The common stock of American Electric Power Company Inc. is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by American Electric Power Company Inc. pursuant to the Exchange Act can be located by reference to the Commission file number 001-03525 through the Commission’s website at www.sec.gov.

Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The class B common stock of Berkshire Hathaway Inc. is registered under the Exchange Act. Information provided to or filed with the Commission by Berkshire Hathaway Inc. pursuant to the Exchange Act can be located by reference to the Commission file number 001-14905 through the Commission’s website at www.sec.gov.

American Electric Power Company Inc.	High ($)	Low ($)	Dividends ($)	Berkshire Hathaway Inc.	High	Low	Dividends ($)
(CUSIP: 025537101)				(CUSIP: 084670702)
2022				2022
First Quarter	99.77	84.64	0.78	First Quarter	359.57	299.00	-
Second Quarter	104.49	88.41	0.78	Second Quarter	353.10	267.52	-
Third Quarter	105.18	86.45	0.78	Third Quarter	306.65	264.32	-
Fourth Quarter	98.62	81.74	0.83	Fourth Quarter	318.60	264.00	-
2023				2023
First Quarter	97.95	85.41	0.83	First Quarter	320.37	293.51	-
Second Quarter	94.89	81.62	0.83	Second Quarter	341.00	308.77	-
Third Quarter	87.93	74.67	0.83	Third Quarter	370.48	340.90	-
Fourth Quarter	83.57	71.33	0.88	Fourth Quarter	362.68	331.71	-
2024				2024
First Quarter	86.10	75.94	0.88	First Quarter	420.52	356.66	-
Second Quarter	92.67	79.51	0.88	Second Quarter	420.24	396.73	-
Third Quarter	104.95	87.11	0.88	Third Quarter	478.57	405.19	-
Fourth Quarter	102.22	90.91	0.93	Fourth Quarter	483.08	442.29	-
2025				2025
First Quarter (through February 25, 2025)	107.64	90.32	-	First Quarter (through February 25, 2025)	499.82	442.66	-

PepsiCo, Inc. is a global food and beverage company that makes, markets, distributes and sells a wide variety of beverages, foods and snacks. The common stock of PepsiCo, Inc. is registered under the Exchange Act. Information provided to or filed with the Commission by PepsiCo, Inc. pursuant to the Exchange Act can be located by reference to the Commission file number 001-01183 through the Commission’s website at www.sec.gov.

Johnson & Johnson is engaged in the research and development, manufacture and sale of a range of products in the health-care field. The common stock of Johnson & Johnson is registered under the Exchange Act. Information provided to or filed with the Commission by Johnson & Johnson pursuant to the Exchange Act can be located by reference to the Commission file number 001-03215 through the Commission’s website at www.sec.gov.

PepsiCo, Inc.	High ($)	Low ($)	Dividends ($)	Johnson & Johnson	High ($)	Low ($)	Dividends ($)
(CUSIP: 713448108)				(CUSIP: 478160104)
2022				2022
First Quarter	175.64	153.73	1.075	First Quarter	179.59	158.14	1.06
Second Quarter	177.50	156.12	1.075	Second Quarter	186.01	168.19	1.13
Third Quarter	180.40	163.26	1.15	Third Quarter	179.52	161.33	1.13
Fourth Quarter	185.90	161.61	1.15	Fourth Quarter	179.76	160.20	1.13
2023				2023
First Quarter	182.30	169.12	1.15	First Quarter	180.25	151.05	1.13
Second Quarter	196.12	180.11	1.15	Second Quarter	166.11	154.35	1.19
Third Quarter	191.60	169.44	1.265	Third Quarter	174.48	155.75	1.19
Fourth Quarter	172.01	158.08	1.265	Fourth Quarter	158.88	145.60	1.19
2024				2024
First Quarter	175.01	162.04	1.265	First Quarter	162.74	155.22	1.19
Second Quarter	183.11	163.33	1.265	Second Quarter	157.78	144.38	1.24
Third Quarter	179.30	161.90	1.355	Third Quarter	167.38	145.48	1.24
Fourth Quarter	176.10	151.29	1.355	Fourth Quarter	165.86	143.34	1.24
2025				2025
First Quarter (through February 25, 2025)	156.42	142.64	-	First Quarter (through February 25, 2025)	166.09	142.06	-

Duke Energy Corporation is an American electric power and natural gas holding company. The common stock of Duke Energy Corporation is registered under the Exchange Act. Information provided to or filed with the Commission by Duke Energy Corporation pursuant to the Exchange Act can be located by reference to the Commission file number 001-32853 through the Commission’s website at www.sec.gov.

The Southern Company s a holding company that owns electric operating companies. The common stock of The Southern Company is registered under the Exchange Act. Information provided to or filed with the Commission by The Southern Company pursuant to the Exchange Act can be located by reference to the Commission file number 001-3526 through the Commission’s website at www.sec.gov.

Duke Energy Corporation	High ($)	Low ($)	Dividends ($)	The Southern Company	High ($)	Low ($)	Dividends ($)
(CUSIP: 26441C204)				(CUSIP: 842587107)
2022				2022
First Quarter	111.66	97.04	0.985	First Quarter	72.51	62.84	0.66
Second Quarter	115.43	97.82	0.985	Second Quarter	76.51	65.39	0.68
Third Quarter	113.24	93.02	1.005	Third Quarter	80.16	68.00	0.68
Fourth Quarter	103.84	85.97	1.005	Fourth Quarter	72.27	61.50	0.68
2023				2023
First Quarter	105.66	91.55	1.005	First Quarter	72.51	62.32	0.68
Second Quarter	99.74	88.01	1.005	Second Quarter	75.66	68.97	0.70
Third Quarter	95.56	86.65	1.025	Third Quarter	73.09	64.72	0.70
Fourth Quarter	98.31	85.44	1.025	Fourth Quarter	73.08	62.71	0.70
2024				2024
First Quarter	99.39	90.65	1.025	First Quarter	72.24	66.25	0.70
Second Quarter	104.60	92.87	1.025	Second Quarter	80.71	67.77	0.72
Third Quarter	117.70	99.35	1.045	Third Quarter	90.52	77.00	0.72
Fourth Quarter	120.76	105.76	1.045	Fourth Quarter	94.15	81.50	0.72
2025				2025
First Quarter (through February 25, 2025)	117.29	105.87	-	First Quarter (through February 25, 2025)	89.85	80.96	-

Chevron Corporation provides administrative, financial, management and technology support to U.S. and international subsidiaries that engage in integrated energy and chemicals operations. The common stock of Chevron Corporation is registered under the Exchange Act. Information provided to or filed with the Commission by Chevron Corporation pursuant to the Exchange Act can be located by reference to the Commission file number 001-00368 through the Commission’s website at www.sec.gov.

Realty Income Corporation is an American electric power and natural gas holding company. The common stock of Realty Income Corporation is registered under the Exchange Act. Information provided to or filed with the Commission by Realty Income Corporation pursuant to the Exchange Act can be located by reference to the Commission file number 001-13374 through the Commission’s website at www.sec.gov.

Chevron Corporation	High ($)	Low ($)	Dividends ($)	Realty Income Corporation	High ($)	Low ($)	Dividends ($)
(CUSIP: 166764100)				(CUSIP: 756109104)
2022				2022
First Quarter	170.90	117.35	1.42	First Quarter	72.25	64.67	0.7395
Second Quarter	181.13	142.43	1.42	Second Quarter	74.93	62.79	0.741
Third Quarter	164.63	135.94	1.42	Third Quarter	74.75	57.95	0.7425
Fourth Quarter	188.05	143.67	1.42	Fourth Quarter	65.37	55.54	0.744
2023				2023
First Quarter	187.79	152.34	1.51	First Quarter	68.30	59.27	0.7455
Second Quarter	172.44	150.62	1.51	Second Quarter	63.32	58.44	0.765
Third Quarter	171.04	152.88	1.51	Third Quarter	63.75	49.62	0.7665
Fourth Quarter	169.10	141.77	1.51	Fourth Quarter	58.58	46.22	0.768
2024				2024
First Quarter	157.74	141.82	1.63	First Quarter	59.48	51.39	0.7695
Second Quarter	166.33	152.57	1.63	Second Quarter	55.45	50.80	0.7765
Third Quarter	161.97	137.88	1.63	Third Quarter	63.42	52.36	0.789
Fourth Quarter	162.53	141.15	1.63	Fourth Quarter	64.71	51.76	0.7905
2025				2025
First Quarter (through February 25, 2025)	161.47	144.84	-	First Quarter (through February 25, 2025)	57.31	51.67	-

Exxon Mobil Corporation operates petroleum and petrochemicals businesses on a worldwide basis. The common stock of Exxon Mobil Corporation is registered under the Exchange Act. Information provided to or filed with the Commission by Exxon Mobil Corporation pursuant to the Exchange Act can be located by reference to the Commission file number 001-02256 through the Commission’s website at www.sec.gov.

Visa Inc. is a global payments technology company. The class A common stock of Visa Inc. is registered under the Exchange Act. Information provided to or filed with the Commission by Visa Inc. pursuant to the Exchange Act can be located by reference to the Commission file number 001-33977 through the Commission’s website at www.sec.gov.

Exxon Mobil Corporation	High ($)	Low ($)	Dividends ($)	Visa Inc.	High ($)	Low ($)	Dividends ($)
(CUSIP: 30231G102)				(CUSIP: 92826C839)
2022				2022
First Quarter	87.78	61.19	0.88	First Quarter	235.42	190.70	0.375
Second Quarter	104.59	82.26	0.88	Second Quarter	227.74	189.05	0.375
Third Quarter	100.12	83.14	0.88	Third Quarter	217.14	177.65	0.375
Fourth Quarter	114.18	87.31	0.91	Fourth Quarter	217.66	177.65	0.45
2023				2023
First Quarter	119.17	99.84	0.91	First Quarter	231.44	207.39	0.45
Second Quarter	118.34	102.18	0.91	Second Quarter	237.48	221.03	0.45
Third Quarter	120.20	100.92	0.91	Third Quarter	248.11	229.50	0.45
Fourth Quarter	117.58	98.05	0.95	Fourth Quarter	262.38	228.81	0.52
2024				2024
First Quarter	116.24	96.80	0.95	First Quarter	290.37	257.98	0.52
Second Quarter	122.20	108.36	0.95	Second Quarter	281.50	262.47	0.52
Third Quarter	119.00	109.72	0.95	Third Quarter	291.56	253.74	0.52
Fourth Quarter	125.37	105.51	0.99	Fourth Quarter	320.91	273.79	0.59
2025				2025
First Quarter (through February 25, 2025)	112.32	106.54	-	First Quarter (through February 25, 2025)	356.73	306.92	-